Exhibit 10.4

METSERA, INC.

SEVERANCE PLAN

(AND SUMMARY PLAN DESCRIPTION)

Effective [__], 2025

This Metsera, Inc. Severance Plan (this “Plan”) is effective as of [__], 2025 (the “Effective Date”). The purpose of this Plan is to provide severance benefits to certain eligible employees of Metsera, Inc. (the “Company”) whose employment with the Company is terminated under the circumstances described below.

This Plan is an employee welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan document is also the summary plan description of this Plan. References in this Plan to “you” or “your” are references to a Covered Employee (as defined below). Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 5 below.

1. General Eligibility. In order to be eligible for benefits under this Plan, you must be, on your date of termination of employment, a full time employee of the Company employed in the United States and, in the case of an employee who is party to an individual agreement with the Company that includes severance benefits as of the Effective Date, who enters into a participation agreement under this Plan (a “Covered Employee”).

2. Termination for Other Than Cause or Resignation for Good Reason. If your employment with the Company is terminated by the Company for other than Cause or due to your resignation for Good Reason, in each case, and if you deliver to the Company a general release of all claims against the Company and its affiliates in a form acceptable to the Company (a “Release of Claims”) that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following your Termination Date, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law:

(a) Severance. You shall be entitled to receive a severance payment equal to the product of your Severance Multiplier multiplied by your Monthly Base Rate (“Severance”), payable in substantially equal installments on the Company’s regular payroll schedule over the six (6) month period immediately following your Termination Date; provided that (i) the first such installment shall not be made until the Release of Claims has become effective and irrevocable and shall be inclusive of any installments that would have been made had the Release of Claims been effective and irrevocable as of the Termination Date and (ii) in the event amounts payable hereunder to you constitute nonqualified deferred compensation within the meaning of Section 409A of the Code and the time period to return a validly executed Release of Claims spans two taxable years, the Severance will be paid to you in the second taxable year.

(b) Continued Healthcare. If you elect to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents during the period (the “COBRA Period”) from the Termination Date through the earlier of (i) the date that is the number of months following the Termination Date equal to the Severance Multiplier and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code, under Treasury Regulation Section 1.409A 1(a)(5), (2) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the COBRA Period (or remaining portion thereof). After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, you may, if eligible, elect to continue healthcare coverage at your expense in accordance the provisions of COBRA.

3. Termination for Other Than Cause or Resignation for Good Reason During a Change in Control Period. If your employment with the Company is terminated by the Company for other than Cause or due to your resignation for Good Reason, in each case, during a Change in Control Period, and if you deliver to the Company a Release of Claims that becomes effective and irrevocable within sixty (60) days, or such shorter period of time specified by the Company, following your Termination Date, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law:

(a) Severance. You shall be entitled to receive a severance payment equal to the product of your CIC Severance Multiplier multiplied by the sum of (x) your Monthly Base Rate and (y) your Monthly Target Bonus, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.

(b) Continued Healthcare. If you elect to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents during the period (the “CIC COBRA Period”) from the Termination Date through the earlier of (i) the date that is the number of months following the Termination Date equal to the CIC Severance Multiplier and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code, under Treasury Regulation Section 1.409A 1(a)(5), (2) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof). After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, you may, if eligible, elect to continue healthcare coverage at your expense in accordance the provisions of COBRA.

(c) Equity Awards. Notwithstanding anything in an individual equity award agreement to the contrary, each outstanding and unvested equity award, including, without limitation, each stock option, restricted stock unit and restricted stock award, held by you shall automatically become vested (with performance to be determined as set forth in the applicable award agreement for any performance-based award) and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of that number of unvested shares (or, solely in the case of a performance-based award, any lesser number of shares provided under the applicable award agreement) underlying your equity awards as of the Termination Date.

Notwithstanding anything in this Section 3 to the contrary, in the event the Company fails to deliver to you a commercially reasonable form of Release of Claims within ten (10) days following the Termination Date, the requirement to timely deliver a Release of Claims under this Section 3 shall be deemed satisfied.

4. Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce your severance benefits under this Plan, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to you by the Company in connection with your termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to your termination of employment with the Company. The benefits provided under this Plan are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of your termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.

5. Definitions. For the purposes of this Plan, the following terms shall have the following meanings:

(a) “Board” means the Board of Directors of the Company.

(b) “Cause” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement, including any individual equity award agreement, between a Covered Employee and the Company; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Cause means, with respect to a Covered Employee, the occurrence of any of the following: (a) an act of dishonesty made by the Covered Employee in connection with the Covered Employee’s responsibilities as a Company employee; (b) the Covered Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by the Covered Employee that the Plan Administrator reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business; (c) the Covered Employee’s gross misconduct; (d) the Covered Employee’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Covered Employee owes an obligation of nondisclosure as a result of the Covered Employee’s relationship with the Company; (e) the Covered Employee’s willful breach of any material obligations under any written agreement or covenant with the Company; or (f) the Covered Employee’s continued substantial failure to perform the Covered Employee’s duties as an employee of the Company (other than as a result of the Covered Employee’s physical or mental incapacity) after the Covered Employee has received a written demand for performance that specifically sets forth the factual basis for the determination that the Covered Employee has not substantially performed the Covered Employee’s duties and has failed to cure such non-performance to the Plan Administrator’s reasonable satisfaction within 30 business days after receiving such notice, provided that clauses (c) and (f) above shall not constitute Cause during the Change in Control Period. For purposes of this Section 5(b), no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company or required by law. Any act, or failure to act, based upon authority or instructions given to the Covered Employee pursuant to a direct instruction from the Board of Directors or the Company’s Chief Executive Officer or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by the Covered Employee in good faith and in the best interest of the Company.

(c) “Change in Control” has the meaning ascribed to such term in the Company’s 2023 Stock Incentive Plan until the date on which the Company’s 2025 Incentive Award Plan becomes effective. Following the effectiveness of the Company’s 2025 Incentive Award Plan, “Change in Control” has the meaning ascribed to such term in the Company’s 2025 Incentive Award Plan. Notwithstanding the foregoing, a Change in Control must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to any compensation or benefit that is subject to Section 409A of the Code.

(d) “Change in Control Period” means the period of time commencing three (3) months prior to a Change in Control and ending twelve (12) months following the Change in Control.

(e) “CIC Severance Multiplier” means the CIC Severance Multiplier set forth on Exhibit 1 attached hereto for the level at which you were employed on the Termination Date.

(f) “Good Reason” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement between the Covered Employee and the Company or any subsidiary; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Good Reason means the occurrence of one or more of the following without the Covered Employee’s consent: (i) a material reduction in the Covered Employee’s base compensation or (ii) a relocation of the principal place at which the Covered Employee must perform services that increases the Covered Employee’s one way commute by more than 35 miles. In order to establish Good Reason, the Covered Employee must provide the Plan Administrator with notice of the event giving rise to Good Reason within 30 days of the initial occurrence of such event, the event shall remain uncured 30 days thereafter and the Covered Employee must actually terminate services with the Company or subsidiary to which the Covered Employee provides services within 30 days following the end of such cure period.

(g) “Monthly Base Rate” means your annual base salary as in effect as of immediately prior to the Termination Date (without giving effect to any reduction providing a basis for Good Reason) divided by 12.

(h) “Monthly Target Bonus” means 100% of your annual target bonus as in effect as of immediately prior to the Termination Date (without giving effect to any reduction providing a basis for Good Reason) divided by 12.

(i) “Plan Administrator” means a committee of one or more directors and/or employees of the Company designated by the Board to administer the Plan.

(j) “Plan Sponsor” means the Company.

(k) “Severance Multiplier” means the Severance Multiplier set forth on Exhibit 1 attached hereto for the level at which you were employed on the Termination Date.

(l) “Termination Date” means the date on which your employment with the Company terminates.

6. Taxes. All payments to be made under this Plan will be subject to appropriate tax withholding and other deductions.

7. Amendment of Plan. Prior to the consummation of a Change in Control, the Plan Administrator shall have the power to amend or terminate this Plan from time to time in its discretion and for any reason (or no reason). On or following the consummation of a Change in Control, the Plan may not be terminated or amended until the later of the first anniversary of the consummation of the Change in Control or the date all payments and benefits eligible to be received hereunder shall have been paid.

8. Claims Procedures.

(a) Normally, you do not need to present a formal claim to receive benefits payable under this Plan.

(b) If any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Plan Administrator.

(c) A formal claim must be filed within ninety (90) days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise or the deadline to file a claim is temporarily extended under the rules described in Appendix A. The Plan Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).

(d) The Plan Administrator has adopted procedures for considering claims (which are set forth in Appendix A), which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Plan Administrator or its delegates failed to follow the prescribed procedures with respect to the claim such that the claim was deemed denied). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

9. Plan Administration.

(a) The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact that is outside a Change in Control Period shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious (but any such action that is during a Change in Control Period will be subject to de novo review).

(b) All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under this Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under this Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

(c) If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Sponsor may amend this Plan retroactively to cure any such ambiguity.

(d) No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any employee, for example, that the employee will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

(e) This Section may not be invoked by any person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.

10. Plan Application. This Plan shall be the only plan, agreement or arrangement with respect to which benefits may be provided to a Covered Employee upon a termination of employment and supersedes all prior agreements, arrangements or related communications of the Company relating to separation benefits or accelerated vesting benefits for the Covered Employees, whether formal or informal, or written or unwritten. Subject to the foregoing, any benefits under this Plan will be provided to Covered Employees in lieu of benefits under any other separation plan or agreement.

11. Funding and Payment of Benefits. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any employee. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

12. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan. For the avoidance of doubt, any successor to any affiliate of the Company, including without limitation, a successor to a subsidiary of the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), to all or substantially all of such affiliate’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan as such obligations relate to the employees eligible under this Plan employed by the affiliate of the Company. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s and/or Company’s affiliate’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Plan by operation of law. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

13. Limitation On Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. All employees of the Company are employed at will.

14. No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than eligible employees hereunder (or their estates or beneficiaries, in the event of an eligible employee’s death) and the Participating Companies.

15. Governing Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the jurisdiction in which the Company’s headquarters is located shall apply, excluding any that mandate the use of another jurisdiction’s laws.

16. No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

17. Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

18. Section 409A.

(a) Separation from Service. Notwithstanding any provision to the contrary in this Plan, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to this Plan above unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”) and, except as provided under Section 18(b) of this Plan, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following your Separation from Service. Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments shall be made as provided in this Plan.

(b) Specified Employee. Notwithstanding any provision to the contrary in this Plan, if you are deemed at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your Separation from Service or (B) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 18 shall be paid in a lump sum to you, and any remaining payments due under this Plan shall be paid as otherwise provided herein.

(c) Expense Reimbursements and In-Kind Benefits. To the extent that any reimbursements or in-kind benefits provided pursuant to this Plan are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this Plan shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, and your right to reimbursement or in-kind benefits under this Plan will not be subject to liquidation or exchange for another benefit.

(d) Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

19. Limitation on Payments. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution you would receive pursuant to this Plan or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by the you or the Company. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company. Any reduction in payments and/or benefits pursuant to this Section 19 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to you.

Exhibit 1

Severance Multipliers

Level	Severance Multiplier	CIC Severance Multiplier
Chief Executive Officer	12	18
C-Suite Executive Officers	12	12
Senior Vice President	9	9
Vice President	6	6
All Other Covered Employees	—	6

APPENDIX A

Detailed Claims and Arbitration Procedures

1.	Claims Procedure

Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Plan Administrator shall make all determinations as to the rights of any Claimant. A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan.

Initial Claims

All claims shall be presented to the Plan Administrator in writing at the address in Appendix B. Within ninety (90) days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial ninety (90) day period. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

Claims Decisions

If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims and time limits applicable to such procedures, including a statement of the Claimant’s right to submit a request for arbitration after the appeal is denied or deemed denied. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim. All appeals shall be presented to the Plan Administrator in writing at the address in Appendix B. The appeal will be reviewed by the Plan Administrator or its designee (the “claims official”). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date, subject to the temporary extension of deadlines described in the paragraph below. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Clamant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

Appendix A-1

Temporary Extension of Deadlines to File Claims and Appeals

The Employee Benefits Security Administration, Department of Labor, Internal Revenue Service and Department of the Treasury (the “Agencies”) issued COVID-19-related relief to temporarily extend the deadlines to file ERISA claims and appeals. Under this relief, the period from March 1, 2020 until sixty (60) days after the announced end of the national emergency (or such other date announced by the Agencies) will be disregarded in determining the deadlines for a Claimant to file claims and appeals under Section 7(c) and this Appendix A, provided, however, that no more than one year will be disregarded in determining a given deadline.

Appeals Decisions

The decision by the appeals official shall be made not later than sixty (60) days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional sixty (60) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial sixty (60) day period.

However, if the appeals official is a committee that meets at least quarterly, then the decision by the appeals official shall be made not later than the date of the meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within thirty (30) days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third meeting of the appeals official following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the appeals official shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The appeals official shall notify the Claimant of the benefit determination as soon as possible but not later than five (5) days after it has been made.

The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim, and (4) a statement of the Claimant’s right to submit a request for arbitration and the deadline for doing so. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied. Subject to applicable law, any decision made in accordance with the claims procedures in this Appendix A is final and binding on all parties and shall be given the maximum possible deference allowed by law.

Procedures

The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim and appeal.

Appendix A-2

Arbitration of Rejected Appeals

If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2.	Arbitration Procedure

Request for Arbitration

A Claimant must submit a request for arbitration to the Plan Administrator within 60 days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

Applicable Arbitration Rules

If the Claimant has entered into a valid arbitration agreement with the Company, the arbitration shall be conducted in accordance with that agreement. If not, the rules set forth in the balance of this Appendix shall apply: The arbitration shall be held under the auspices of the Judicial Arbitration and Mediation Service (“JAMS”). Except as provided below, the arbitration shall be in accordance with JAMS’ then-current employment dispute resolution rules. A copy of the rules currently in effect can be found at https://www.jamsadr.com/rules-employment-arbitration. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under these Detailed Claims and Arbitration Procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these Procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, Massachusetts law, or if the state in which Claimant was principally providing services to the Company does not permit the selection of another state’s laws, the law of the state in which Claimant was principally providing services, in each case, pertaining to arbitration agreements shall apply.

Arbitrator

The arbitrator (the “Arbitrator”) shall be an attorney familiar with employee benefit matters who is licensed to practice law in the state in which the arbitration is convened. The Arbitrator shall be selected in the following manner from a list of eleven arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and employment arbitrators. Each party shall designate all arbitrators on the list whom they find acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the party who did not initiate the arbitration striking first. If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator. If none of the arbitrators is acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.

Location

The arbitration will take place in or near the city in which the Claimant is or was last employed by the Company or in which the Plan is principally administered, whichever is specified by the Plan Administrator, or in such other location as may be acceptable to both the Claimant and the Plan Administrator.

Appendix A-3

Authority of Arbitrator

The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability, or enforceability of these arbitration procedures, including, but not limited to, any claim that these procedures are void or voidable. The Arbitrator may grant a Claimant’s claim only if the Arbitrator determines that it is justified because: (1) the appeals official erred on an issue of law; or (2) the appeals official’s findings of fact, if applicable, were not supported by substantial evidence. The arbitration shall be final and binding on all parties.

Limitation on Scope of Arbitration

The Claimant may not present any evidence, facts, arguments, or theories at the arbitration that the Claimant did not pursue in his or her appeal, except in response to new evidence, facts, arguments, or theories presented on behalf of the other parties to the arbitration. However, an arbitrator may permit a Claimant to present additional evidence or theories if the Arbitrator determines that the Claimant was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Plan Administrator or its delegates. Each Claimant may only submit individual claims to the Arbitrator, and the Arbitrator may only review individual, not class, claims.

Administrative Record

The Plan Administrator shall submit to the Arbitrator a certified copy of the record on which the appeals official’s decision was made.

Experts, Depositions, and Discovery

Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this paragraph.

Pre-Hearing Procedures

At least thirty (30) days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.

Transcripts

Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.

Post-Hearing Procedures

Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.

Appendix A-4

Costs and Attorneys’ Fees

Each party shall bear its own costs and attorneys’ fees in connection with the arbitration, provided that the Company shall bear the costs of the Arbitrator and administrative fees.

Arbitration Award

The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations. Within twenty (20) days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion is filed, the other party shall have twenty (20) days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive on the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial.

Severability

The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.

Appendix A-5

APPENDIX B

ADDITIONAL INFORMATION

RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

Receive Information About Your Plan and Benefits

1. Examine, without charge, at the Company’s headquarters, all documents governing the Plan, if any, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration .

2. Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

3. Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your right under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Appendix B-1

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you should have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N. W., Washington, D. C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION

Name of Plan:	Metsera, Inc. Severance Plan

Plan Sponsor:	Metsera, Inc. 3 World Trade Center 175 Greenwich Street New York, New York 10007 Tel: (212) 784-6595

Plan Administrator:	Compensation Committee of the Board of Directors of Metsera, Inc. 3 World Trade Center 175 Greenwich Street New York, New York 10007 Tel: (212) 784-6595

Type of Administration:	Self-Administered

Type of Plan:	Severance Pay Employee Welfare Benefit Plan

Employer Identification Number:	92-0931552

Direct Questions Regarding the Plan to:	Samira Lowman 3 World Trade Center 175 Greenwich Street New York, New York 10007 Tel: (212) 784-6595 samira.lowman@metsera.com

Agent for Service of Legal Process:	3 World Trade Center 175 Greenwich Street New York, New York 10007 Tel: (212) 784-6595 Service of Legal Process may also be made upon the Plan Administrator.

Plan Year End:	December 31

Plan Number:	502

Funding:	The Plan is unfunded. Plan benefits are paid as needed from the general assets of the Company.

Appendix B-2